UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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UFP TECHNOLOGIES, INC.
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UFP TECHNOLOGIES, INC.

100 HALE STREET

NEWBURYPORT, MASSACHUSETTS 01950-3504 USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

of

UFP TECHNOLOGIES, INC.

To Be Held on June 5, 2019

The Annual Meeting of Stockholders of UFP Technologies, Inc. (the "Company") will be held on June 5, 2019, at 10:00 a.m., local time, at the Company's principal executive offices, 100 Hale Street, Newburyport, MA 01950-3504, for the following purposes:

1.	To consider and act upon the election of the two Class II directors identified in the accompanying proxy statement to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected;

2.	To vote on a non-binding advisory resolution to approve the compensation of our named executive officers;

3.	To vote on a non-binding advisory resolution on the frequency of future advisory votes on the compensation of our named executive officers;

4.	To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors has fixed April 12, 2019 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about May 3, 2019.

You are cordially invited to attend the Meeting.

By Order of the Board of Directors
Christopher P. Litterio Secretary

Newburyport, Massachusetts

April 26, 2019

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO VOTE, SIGN, DATE, AND RETURN THE ACCOMPANYING ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE COMPANY'S ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2019: This Proxy Statement, the Company's Annual Report for the fiscal year ended December 31, 2018 and the Proxy Card are available at the Company's website, www.ufpt.com/investors/filings.html.

UFP TECHNOLOGIES, INC.

100 HALE STREET NEWBURYPORT, MASSACHUSETTS 01950-3504 USA

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2019

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of UFP Technologies, Inc., a Delaware Corporation (the "Company") with its principal executive offices at 100 Hale Street, Newburyport, MA 01950-3504, for use at the Annual Meeting of Stockholders to be held on June 5, 2019, and at any adjournment or adjournments thereof (the "Meeting"). The enclosed proxy relating to the Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about May 3, 2019. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of securities held by them.

Only stockholders of record at the close of business on April 12, 2019 will be entitled to receive notice of, and to vote at, the Meeting. As of that date, there were outstanding and entitled to vote 7,414,376 shares of Common Stock, $0.01 par value (the "Common Stock"), of the Company. Each such stockholder is entitled to one vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Meeting, two Class II directors are to be elected to serve until the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

The Company's Certificate of Incorporation, as amended, provides that the Board of Directors shall be divided into three classes. At each Annual Meeting of Stockholders, the directors elected to succeed those whose terms expire shall be identified as being the same class as the directors they succeed and shall be elected to hold office for a term to expire at the third Annual Meeting of Stockholders following such election, and until their respective successors are duly elected and qualified, unless an adjustment in the term to which an individual director shall be elected is made because of a change in the number of directors.

The Company currently has a total of seven directors, consisting of two Class I directors, two Class II directors, and three Class III directors. The terms of the Class II directors, Thomas Oberdorf and Lucia Luce Quinn, expire at the Meeting. Mr. Oberdorf and Ms. Quinn are being nominated for election as Class II directors, to hold office until the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

It is the intention of the persons named as proxies to vote for the election of the nominees. In the unanticipated event that any such nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. The nominees have not been nominated pursuant to any arrangement or understanding with any person.

The following table sets forth certain information with respect to each of our current directors and nominees for director. When used below, positions held with the Company include positions held with the Company's predecessors and subsidiaries:

					Board Committees
Name	Age	Position	Director Since	Year Term Expires/ Will Expire If Elected, Class	Audit Committee	Compensation Committee	Nominating Committee
R. Jeffrey Bailly	57	President, Chief Executive Officer and Chairman of the Board of Directors	1995	2021, Class I
Thomas Oberdorf	61	Director	2004	2022, Class II	X		X
Marc Kozin†	57	Director	2006	2021, Class I		X	X (Chair)
Robert W. Pierce, Jr.	65	Director	2008	2020, Class III	X		X
Lucia Luce Quinn	65	Director	2013	2022, Class II		X (Chair)	X
Daniel C. Croteau	53	Director	2015	2020, Class III		X	X
Cynthia L. Feldmann	66	Director	2017	2020, Class III	X (Chair)		X

†	Lead Independent Director

Mr. Bailly has served as Chairman of the Company since October 2006 and as Chief Executive Officer, President, and a director since January 1, 1995. He joined the Company in 1988 and served as a Division Manager (1989-1992), General Manager Northeast Operations (1992-1994), and as its Vice President of Operations (1994-1995). From 1984 through 1988, Mr. Bailly was employed as a certified public accountant by Coopers & Lybrand. Mr. Bailly is a member of World Presidents' Organization. As a result of these and other professional experiences, Mr. Bailly possesses particular knowledge and experience in operations, accounting, finance, mergers and acquisitions, and executive leadership within a manufacturing environment that strengthen the Board's collective qualifications, skills, and experience.

Mr. Kozin has served as a director of the Company since 2006. Mr. Kozin served as President of L.E.K. Consulting from 1997 through 2011 and as a Senior Advisor from 2011 through 2018. In January, 2019, Mr. Kozin joined the board of Dicerna Pharmaceuticals, a leading developer of investigational ribonucleic acid interference (RNAi) therapeutics. In 2012, Mr. Kozin joined the board of Endocyte (Nasdaq: ECYT), a small molecule targeted therapeutic company that has since been sold to Novartis. In January 2014 Mr. Kozin joined the board of OvaScience, Inc. (Nasdaq: OVAS), a life sciences company focused on the discovery, development and commercialization of new fertility treatments that has since merged with Millendo Therapeutics and Flex Pharmaceuticals. Since September 2014, Mr. Kozin has served on the board of directors of Flex Pharma, Inc. (Nasdaq: FLKS), a biopharmaceutical company that is developing innovative and proprietary treatments for nocturnal leg cramps and spasms associated with severe neuromuscular conditions. In January 2013, Mr. Kozin joined the Strategic Advisory Board of Healthcare Royalty Partners. Previously, Mr. Kozin served on the boards of directors of Dyax, Crunchtime! Information Systems, Medical Simulation Corporation, Brandwise, Lynx Therapeutics, Inc. and Assurance Medical, Inc. As a result of these and other professional experiences, Mr. Kozin possesses particular knowledge and experience in strategic planning and leadership consulting of complex organizations that strengthen the Board's collective qualifications, skills, and experience.

Mr. Oberdorf has served as a director of the Company since 2004. Presently Mr. Oberdorf is Chief Executive Officer and Chairman of SIRVA, Inc. a leading global provider of moving and relocation services to corporations, consumers and governments. From August 2010 through March 2011, Mr. Oberdorf consulted for Orchard Brands, a multi-channel marketer of men's and women's apparel for the 55+ market segment. From December 2008 through August 2010, Mr. Oberdorf was Executive Vice President and Chief Financial Officer of infoGROUP, Inc., which provides business and consumer databases for sales leads and mailing lists, database marketing services, data processing services, e-mail marketing, market research, and sales and marketing solutions. From June 2006 through 2008, Mr. Oberdorf was Senior Vice President, Chief Financial Officer and Treasurer of Getty Images Inc., the world's leading creator and distributor of still imagery, footage and multi-media products, as well as a recognized provider of other forms of premium digital content, including music. From March 2002 through June 2006, Mr. Oberdorf was Senior Vice President, Chief Financial Officer and Treasurer of CMGI, Inc., a supply chain management, marketing distribution and ecommerce solutions company, where he served as a consultant from November 2001 through February 2002. From February 1999 through October 2001, Mr. Oberdorf was Senior Vice President and Chief Financial Officer of Bertelsmann AG's subsidiary, BeMusic Direct, a direct-to-consumer music sales company. From January 1981 through January 1999, Mr. Oberdorf served in various capacities at Readers Digest Association, Inc., most recently as Vice President Global Books & Home Entertainment—Finance. As a result of these and other professional experiences, Mr. Oberdorf possesses particular knowledge and experience in manufacturing and accounting, finance, capital markets, and public company experience that strengthen the Board's collective qualifications, skills, and experience.

Mr. Pierce has served as a director of the Company since June 2008. Mr. Pierce serves as Chief Executive Officer, Chairman, and Co-Owner of Pierce Aluminum Companies, Inc. Pierce Aluminum supplies aluminum raw stock and finished goods to the marine, aerospace, medical, transportation, and defense industries. Over the last 40 years, Mr. Pierce has overseen the growth of the company from a small operating warehouse in Canton, Massachusetts, to a state of the art 150,000 square foot production facility and distribution center in Franklin, Massachusetts and eleven regional warehouses across the country. Mr. Pierce has served on the boards of directors of McLean Hospital since 2010, Crohn's and Colitis Foundation of America—New England Chapter since 2010, Mass General Hospital for Children Business Advisory Board since 2000, and Overseers Marine Biological Laboratory Woods Hole, Massachusetts since 2009. Mr. Pierce is a past board member of the National Association of Aluminum Distributors. As a result of these and other professional experiences, Mr. Pierce possesses particular knowledge and experience in manufacturing and design, innovation, engineering, sales and marketing, organizational growth and executive leadership within a manufacturing environment that strengthen the Board's collective qualifications, skills, and experience.

Ms. Quinn has served as a director of the Company since December 2013. In early 2019, Ms. Quinn accepted a position as Chief People Officer at WuXi NextCODE, an integrated global life sciences informatics company that serves the leading population genomics, precision medicine, diagnostics and wellness initiatives and enterprises with the most proven and widely used technology for organizing, mining and sharing genome sequence data. In October 2016, Ms. Quinn accepted the position of Strategic Advisor at Shepley Bulfinch, a national architecture firm. Previously, Ms. Quinn served as Chief People Officer of Forrester Research, Inc., a $340 million global research and advisory firm from June 2013 until 2018. From June 2012 through May 2013, Ms. Quinn consulted with Truepoint Partners, a strategic planning and organization development consulting firm. From June 2010 through April 2012 Ms. Quinn was Senior Vice President, Global Human Resources and Corporate Affairs for Convatec, Inc., a $1.6 billion medical device and products company. From March 2005 through September 2009 Ms. Quinn was Executive Vice President, BSC Global Human Resources at Boston Scientific, an $8 billion medical solutions provider. Prior to that, Ms. Quinn served in various leadership and operations capacities at Quest Diagnostics, AlliedSignal/Honeywell, Digital Equipment Corp. and Westinghouse Electric Corp. Ms. Quinn also served as a trustee of Simmons College from 1996 to 2011, including chairing the Technology and Executive Compensation committees and serving as Chair of the Board of Trustees for five years. Ms. Quinn possesses particular knowledge and experience in human resources, strategic planning and leadership consulting for complex organizations that strengthen the Board's collective qualifications, skills, and experience.

Mr. Croteau has served as a director of the Company since December 2015. Presently Mr. Croteau is the CEO of Surgical Specialties Corporation, a private equity-backed company that specializes in high performance wound closure products and surgical knives. Surgical Specialties Corporation has a global sales and marketing organization and operates manufacturing facilities in China, England, Germany, Puerto Rico, and Mexico. Mr. Croteau was the Chief Executive Officer of Vention Medical from January 2011 until March 2017, when he resigned in connection with the acquisition of Vention Medical by Nordson Corporation and the divestiture of the Vention Device Manufacturing Services business unit to MedPlast Inc. Vention Medical provides component manufacturing, assembly and design services for disposable medical devices, with fourteen facilities across the United States, Central America, Ireland and Israel. Prior to assuming his role with Vention Medical, Mr. Croteau was President of FlexMedical from July 2005 through December 2010. FlexMedical is the medical division of Flex (Nasdaq: FLEX), which provides manufacturing and supply chain services for disposable medical devices, medical equipment, and drug delivery devices. From July 2004 to June 2005, Mr. Croteau served as the Executive Vice President and General Manager of Orthopedics for Accellent (renamed Lake Region Medical in 2014 and now a division of Integer), a manufacturer of specialty components and finished medical devices used in orthopedic, cardiology, and surgical devices. From August 1999 to June 2004, Mr. Croteau served as an executive at MedSource Technologies, which was merged in June 2004 with UTI Corporation to form Accellent. As Senior Vice President at MedSource Technologies, Mr. Croteau was responsible for sales, marketing, strategy and acquisitions. Prior to entering the medical device industry in 1999, Mr. Croteau spent the majority of his career in various roles at General Electric, and working as a consultant for Booz & Company in Sydney, Australia. Mr. Croteau has a Bachelor of Science degree in mechanical engineering from the University of Vermont and a Master of Business Administration from Harvard Business School. From October 2014 to March 2018, Mr. Croteau also served as a member of the board of directors of Inventus Power, a privately held, global manufacturer of custom battery packs, chargers and portable power supply systems. As a result of these and other professional experiences, Mr. Croteau possesses knowledge and experience in manufacturing and design, particularly in the medical device industry, that strengthen the Board's collective qualifications, skills and experience.

Ms. Feldmann has served as a director of the Company since June 2017. Since 2005, Ms. Feldmann has served on the board of directors of STERIS PLC (NYSE: STE), an NYSE-listed $10 billion provider of infection prevention, decontamination, and health science technologies, products and services. She is a member of STERIS' Audit Committee and Compliance Committee, and was previously Chair of the Audit Committee. Ms. Feldmann also served from 2003 to January 1, 2018 on the board of directors of Hanger Inc. (NYSE: HNGR), an $800 million provider of orthotic and prosthetic services and products, and the largest orthotic and prosthetic managed care network in the U.S. Ms. Feldmann served on the Audit Committee, including as Chair of the Audit Committee, the Compensation Committee and the Quality and Technology Committee of Hanger. Ms. Feldmann currently serves on the board of directors and is the chair of the Finance Committee of Falmouth Academy, an academically rigorous, co-ed college preparatory day school for grades 7 to 12. Ms. Feldmann previously served as a director (and chair of the Audit Committee and as a member of the Compensation and Quality and Technology Committees) of Heartware International, Inc., a Nasdaq-listed medical device company, from 2012 until its acquisition by Medtronic in August 2016. From 2012 to 2013, Ms. Feldmann served on the board of and chaired the Audit and Compliance Committees of Atrius Health, a non-profit organization comprised of six leading Boston area physician groups representing more than 1,000 physicians serving nearly 1 million adult and pediatric patients. Ms. Feldmann was also a member of the board of Hayes Lemmerz International Inc., a worldwide producer of aluminum and steel wheels for passenger cars, trucks and trailers and a supplier of brakes and powertrain components from 2006 to 2009. She was the President and Founder of Jetty Lane Associates, a consulting firm, from 2005 until 2012. Previously, Ms. Feldmann served as Business Development Officer at Palmer & Dodge LLP, a Boston based law firm, with a specialty in serving life sciences companies. From 1994 to 2002, she was a Partner at KPMG LLP, holding various leadership roles in the firm's Medical Technology and Health Care & Life Sciences industry groups. Ms. Feldmann also was National Partner-in-Charge of the Life Sciences practice for Coopers & Lybrand (now PricewaterhouseCoopers LLP) from 1989 to 1994, among other leadership positions she held during her 19-year career there. Ms. Feldmann was a founding board member of Mass Medic, a Massachusetts trade association for medical technology companies, where she also served as treasurer and as a member of the board's Executive Committee during her tenure from 1997 to 2001. Ms. Feldmann is a retired CPA and holds a Masters Professional Director Certification from the American College of Corporate Directors. As a result of these and other professional experiences, Ms. Feldmann possesses particular knowledge and experience in accounting, finance, and capital markets that strengthen the Board's collective qualifications, skills and experience.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. Votes withheld and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of "for" votes at the annual meeting will be elected as directors. Proxies solicited by the Board will be voted "for" the nominees listed above unless a stockholder has indicated otherwise in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

EXECUTIVE OFFICERS

The names of the Company's current executive officers, who are not also directors of the Company, and certain biographical information furnished by them, are set forth below:

Name	Age	Title
Ronald J. Lataille	57	Senior Vice President, Treasurer and Chief Financial Officer
Christopher P. Litterio	56	General Counsel, Secretary and Senior Vice President of Human Resources
Mitchell C. Rock	51	Senior Vice President of Sales and Marketing
William David Smith	56	Senior Vice President of Operations
Daniel J. Shaw, Jr.	58	Vice President of Research and Development

Mr. Lataille joined the Company in November 1997 as its Chief Financial Officer. Prior to joining the Company, Mr. Lataille served as Vice President, Treasurer and Chief Financial Officer of Little Switzerland, Inc., from 1991 through October 1997. He also served as interim President and Chief Executive Officer of Little Switzerland from October 1994 through October 1995. From 1984 to 1991, Mr. Lataille was employed as a certified public accountant by Coopers & Lybrand.

Mr. Litterio joined the Company in November 2017 as its first General Counsel and Senior Vice President of Human Resources. From 1989 until 2017, Mr. Litterio was engaged in the private practice of law at Ruberto, Israel & Weiner, PC, a Boston-based law firm, where he focused on complex business litigation and employment law. From 2005 until 2017, he served as the firm's managing partner, and from 2000 until 2005, he was the chair of the firm's litigation department.

Mr. Rock initially joined the Company in 1991 and served as Director, Sales and Marketing of the Company's Moulded Fibre division (now "Molded Fiber"). From May 1999 through October 2000, Mr. Rock served as Vice President Sales and Business Development of Esprocket, an internet start-up company. Mr. Rock rejoined the Company in April 2001 as Vice President, Sales and Marketing of the Company's Moulded Fibre division and served as Vice President of Sales and Marketing for the entire Company from May 2002 to June 2014. Since June 2014, Mr. Rock has served as the Company's Senior Vice President of Sales and Marketing. Since 2016, Mr. Rock has also served on the board of directors of Outlook Amusements, Inc., an entertainment company specializing in advice-based products and services.

Mr. Smith joined the Company in August 2013 as Vice President of Operations. Since June 2014, he has served as Senior Vice President of Operations. Prior to joining the Company, Mr. Smith spent nearly 25 years at Rogers Corporation, Inc., in various capacities. His most recent role at Rogers was Vice President and General Manager of their $180 million high performance foam division.

Mr. Shaw joined the Company in 1983 and served as a Corporate Industrial Engineer through September 1992. From October 1992 through September 1996 Mr. Shaw served as Manager of Product Development and from October 1996 through May 2000 as Director of Product Development. From June 2000 through May 2002 Mr. Shaw served as a Divisional Vice President of the Specialty Components Division and from May 2002 through June 2014 Mr. Shaw served as corporate Vice President, Engineering. Since June 2014, Mr. Shaw has served as Vice President of Research and Development.

Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors of the Company held four meetings during 2018. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and each committee each such director served on during 2018. All of the Company's directors are encouraged to attend the Company's Annual Meeting of Stockholders. All of the Company's directors were in attendance at the Company's 2018 Annual Meeting.

Independence, Diversity, Leadership Structure and Board Committees

Independence

The Company's Common Stock is listed on the NASDAQ Stock Market LLC, or Nasdaq, and Nasdaq's listing standards relating to director independence apply to the Company. The Board of Directors has determined that the following current directors are independent under applicable Nasdaq listing standards: Messrs. Croteau, Kozin, Oberdorf and Pierce, as well as Ms. Quinn and Ms. Feldmann. In making its independence determination with respect to Mr. Croteau, the Board of Directors determined that Mr. Croteau's position as Chief Executive Officer of a customer of the Company, Surgical Specialties Corporation, also did not impair his independence. All of the Company's transactions with Surgical Specialties Corporation were conducted on arm's length terms in the ordinary course of business, and the amount involved in transactions in 2017 and 2018 was approximately $3,200 and $30,000, respectively, which represented less than 0.01% and 0.02% of the Company's revenues, respectively.

Diversity

The Company strives to have the members of its Board of Directors possess a diverse set of skills and background so as to best provide guidance to the management team and oversight to the Company. While the Nominating Committee does not have a formal policy in this regard, the Nominating Committee views diversity broadly to include a diversity of experience, skills and viewpoint, as well as diversity of gender and race. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Skills sought include financial, capital markets, manufacturing, engineering, executive leadership, sales and marketing, organizational growth, human resources and strategic planning. The Company believes that it has a minimum of one director for each of these skills.

Leadership Structure

As noted above, our Board of Directors is currently comprised of seven directors, six of whom are independent under applicable standards.

Mr. Bailly has served as Chief Executive Officer and member of the Board since January 1, 1995. He has served as Chairman of the Board since 2006.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board also believes it is appropriate for the independent directors to elect one independent director to serve as a Lead Independent Director. In addition to presiding at executive sessions of independent directors, the Lead Independent Director has the responsibility to: (1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and (3) perform such other functions as the independent directors may designate from time to time. Mr. Kozin currently serves as the Lead Independent Director, a position he has held since January 2015.

Our overall leadership structure consists of a single individual serving as Chief Executive Officer and Chairman of the Board, with independent and experienced directors making up the majority of our Board and independent oversight provided by our Lead Independent Director.  We believe that this structure benefits the Company and its stockholders.

Risk Oversight

Our Board of Directors is responsible for overseeing the Company's risk management process. The Board focuses on the Company's general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board of Directors has delegated to the Audit Committee oversight of certain aspects of the Company's risk management process. Among its duties, the Audit Committee reviews with management (a) the Company's policies with respect to risk assessment and risk management as well as the Company's significant areas of financial risk exposure and (b) the Company's system of disclosure controls and procedures and system of internal controls over financial reporting. Our Compensation Committee also considers and addresses risk as it performs its committee responsibilities. Both committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

The Company's management is responsible for day-to-day risk management. Our Treasury, Finance, and Internal Audit functions serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks we face and our Board leadership structure supports this approach.

Code of Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company's principal executive officer, principal financial officer, principal accounting officer, controller, and other persons performing similar functions. The Company also has a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of the Company. The Company requires all of its directors, officers and employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our directors, officers, and employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner and otherwise act with integrity. The Code of Ethics for Senior Financial Officers, as amended, is available at the Company's website, www.ufpt.com/investors/governance.html as an attachment to the Company's Code of Business Conduct and Ethics. We intend to satisfy the disclosure requirement under Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of this code by posting such information on our website, at the address specified above.

Nominating Committee

The Board of Directors has a Nominating Committee, which met on one occasion in 2018, and is currently composed of Messrs. Kozin, Oberdorf, Croteau and Pierce, as well as Ms. Quinn and Ms. Feldmann, each of whom is an independent director under applicable Nasdaq standards. Mr. Kozin serves as Chair. Director nominees are selected by the Nominating Committee. The Nominating Committee operates pursuant to a written charter (the "Nominating Committee Charter") that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Nominating Committee Charter is available at the Company's website, www.ufpt.com/investors/governance.html. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate's independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, skills, including financial literacy and experience in the context of the needs of the Board, and concern for the long-term interests of the stockholders. The Nominating Committee does not assign any particular weight or importance to any one of these factors but rather considers them as a whole. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for election as a director at the 2020 Annual Meeting of Stockholders, it must follow the procedures described in "Stockholder Proposals and Nominations for Director" below.

Compensation Committee

The Board of Directors has a Compensation Committee, which met on six occasions in 2018, and is currently composed of Messrs. Kozin and Croteau and Ms. Quinn, each of whom is an independent director under applicable Nasdaq standards. Ms. Quinn serves as the Chair. The Compensation Committee operates pursuant to a written charter (the "Compensation Committee Charter") that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Compensation Committee Charter is available at the Company's website, www.ufpt.com/investors/governance.html. Under the provisions of the Compensation Committee Charter, the primary functions of the Compensation Committee include determining salaries and bonuses for the Company's named executive officers, individuals to whom stock options, and other equity-based awards are granted, and the terms upon which such grants and awards are made, adopting incentive plans, overseeing risks associated with the Company's compensation policies and practices, evaluating the performance of the Company's named executive officers, reviewing with management compensation disclosures to be included in the Company's filings with the Securities and Exchange Commission ("SEC"), and advise on director compensation, benefits and overall compensation. The Compensation Committee has the sole discretion and express authority to retain and terminate any compensation consultant, including sole authority to approve the consultant's fees and other retention terms.

For a further description of the Company's determination of executive and director compensation, see "Executive Compensation" below.

Audit Committee

The Board of Directors has an Audit Committee, which met on seven occasions in 2018, and is currently composed of Messrs. Pierce and Oberdorf and Ms. Feldmann, each of whom meets the enhanced independence standards for audit committee members set forth in applicable SEC rules and Nasdaq listing standards. Ms. Feldmann serves as Chair. The Board of Directors had determined that each of Ms. Feldmann and Mr. Oberdorf qualifies as an "audit committee financial expert", as defined by applicable SEC rules. The Audit Committee operates pursuant to a written charter (the "Audit Committee Charter") that was adopted by the Board of Directors and that complies with currently applicable SEC rules and Nasdaq listing standards. The Audit Committee Charter is available at the Company's website, www.ufpt.com/investors/governance.html. Under the provisions of the Audit Committee Charter, the primary functions of the Audit Committee are to assist the Board of Directors with oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements and (iii) the qualifications, independence, appointment, retention, compensation and performance of the Company's registered public accounting firm. The Audit Committee is also responsible for the maintenance of "whistle-blowing" procedures, and the oversight of certain other compliance matters. See "Report of the Audit Committee" below.

Report of the Audit Committee

The Audit Committee has:

•	Reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2018;

•	Discussed with Grant Thornton, the Company's independent registered public accounting firm, the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, as amended;

•	Received and reviewed the written disclosures and the letter from the Company's independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant's independence; and

•	Based on the review and discussions referred to above, recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors:
Cynthia L. Feldmann, Chair Thomas Oberdorf Robert W. Pierce, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 12, 2019, with respect to the beneficial ownership of the Company's Common Stock by each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation" below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals. Unless otherwise indicated, (i) each person identified possesses sole voting and investment power with respect to the shares listed and (ii) the address for each person named below is: c/o UFP Technologies, Inc., 100 Hale Street, Newburyport, Massachusetts, 01950.

Name	Shares of Common Stock Beneficially Owned	Percentage of Class(1)
R. Jeffrey Bailly	477,499	6.44%
Daniel Croteau(2)	10,355	*
Mitchell C. Rock	13,826	*
Ronald J. Lataille	68,054	*
Thomas Oberdorf(2)	83,997	1.13%
Marc Kozin(2)	51,037	*
Cynthia L. Feldmann(2)	4,988	*
Robert W. Pierce, Jr.(2)	74,084	1.00%
Lucia Luce Quinn(2)	16,003	*
Cove Street Capital, LLC(3) 2101 E El Segundo Boulevard, Suite 302 El Segundo, CA 90245	712,864	9.61%
Renaissance Technologies LLC(4) 800 Third Avenue New York, NY 10022	551,800	7.44%
Thomson Horsmann & Bryant, Inc.(5) 501 Merritt 7 Norwalk, CT 06851	384,622	5.19%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	371,682	5.01%
All executive officers and directors as a group (12 persons)(2)(7)	826,045	11%

*	Less than one percent

(1)	Based upon 7,414,376 shares of Common Stock outstanding as of April 12, 2019.

(2)	Includes shares issuable pursuant to stock options currently exercisable or exercisable within 60 days after April 12, 2019, as follows: 7,962 for Daniel Croteau, 31,732 for Thomas Oberdorf, 22,640 for Marc Kozin, 3,780 for Cynthia L. Feldmann, 16,233 for Robert W. Pierce, Jr., and 12,230 for Lucia Luce Quinn.

(3)	Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G/A filed with the SEC by Cove Street Capital, LLC on February 13, 2019. As of December 31, 2018, Cove Street Capital, LLC had shared dispositive power over 712,864 shares shared voting power over 637,382 shares.

(4)	Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G/A filed with the SEC by Renaissance Technologies LLC on February 13, 2019. As of December 31, 2018, Renaissance Technologies LLC had sole voting and dispositive power over 551,800 shares.

(5)	Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G/A filed with the SEC by Thomson Horstmann & Bryant, Inc. on February 13, 2019. As of December 31, 2018, Thomson Horstmann & Bryant, Inc. had sole dispositive power over 384,622 shares, and sole voting power over 240,915 shares.

(6)	Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 12, 2019. As of December 31, 2018, The Vanguard Group had sole voting power over 5,701 shares, sole dispositive power over 365,981 shares, and shared dispositive power over 5,701 shares.

(7)	Includes an aggregate of 102,077 shares that the executive officers and directors have the right to acquire within 60 days after April 12, 2019 pursuant to the exercise of options.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Introduction and Scope

This section is intended to provide a context for the disclosures contained in this Proxy Statement with respect to our "named executive officers." Our named executive officers are determined in accordance with SEC rules. Under such rules, our named executive officers for fiscal 2018 were R. Jeffrey Bailly, Ronald J. Lataille and Mitchell C. Rock. The 2018 compensation of our named executive officers is detailed in the tables that follow this section.

The Company's compensation programs are determined by the Compensation Committee of the Board of Directors, which has the ongoing responsibility for establishing, implementing, and monitoring the Company's executive compensation programs. The Compensation Committee operates in accordance with the Compensation Committee Charter that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Compensation Committee Charter is available at the Company's website, www.ufpt.com/investors/governance.html.

Executive Summary

The Company is an innovative designer and custom manufacturer of components, subassemblies, products and packaging utilizing highly specialized foams, films, and plastics primarily for the medical market. The Company manufactures its products by converting raw materials using laminating, molding, radio frequency and impulse welding and fabricating manufacturing techniques. The Company is an important link in the medical device supply chain and a valued outsource partner to many of the top medical device manufacturers in the world. The Company's single-use and single-patient devices and components are used in a wide range of medical devices, disposable wound care products, infection prevention, minimally invasive surgery, wearables, orthopedic soft goods, and orthopedic implant packaging.

The Company is diversified by also providing highly engineered products and components to customers in the automotive, aerospace and defense, consumer, electronics and industrial markets. Typical applications of its products include military uniform and gear components, automotive interior trim, athletic padding, environmentally friendly protective packaging, air filtration, abrasive nail files, and protective cases and inserts.

Our industry is fragmented across numerous competing entities. Our ability to compete effectively depends to a large extent on our ability to identify, recruit, develop and retain key management personnel. We believe this requires a competitive compensation structure as compared to other companies of a similar size in the same or similar industries.

The compensation programs for our named executive officers are designed to align compensation objectives with our business strategies and to encourage our executives to focus on creating stockholder value. While it is critical that our compensation programs allow for the recruitment and retention of highly qualified executives, it is also important that these programs are variable in nature such that performance is a key factor in realizing value. Accordingly, our programs combine competitive base salaries with annual cash incentives and long-term equity incentives. Specifically, we structure our named executive officer compensation to include:

•	Competitive base salary;

•	Stock grant (Chief Executive Officer only);

•	Performance-based cash incentive bonus;

•	Performance-based long-term incentive in the form of time-based and time- and performance-based vesting restricted stock awards; and

•	Other common perquisites.

The compensation programs for the named executive officers provide equity incentives for a fixed dollar value with the number of shares being variable. The intent of this approach is to limit the amount of compensation variability resulting solely from fluctuations in the Company's stock price while still providing variability in pay based upon the achievement of financial and individual objectives.

The following policies and practices have also been adopted by the Compensation Committee and/or the full Board of Directors to promote good corporate governance:

•	No Shareholder Rights Plan - in 2019, the Board considered and decided not to adopt a new shareholder rights plan (also known as a "poison pill") upon the expiration of the prior shareholder rights plan in accordance with its terms in March 2019.

•	No Tax Gross-ups—the Company does not provide tax gross-ups to its named executive officers.

•	Anti-Hedging Policy—the Company established a policy prohibiting insider trading practices including the hedging of the Company's stock by executive officers and directors.

•	Anti-Pledging and Margin Account Policy – the Company established a policy prohibiting employees from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

•	No Repricing of Stock Options—the Company's equity incentive plans prohibit the repricing of stock options or other equity awards without the consent of our stockholders.

•	Buyouts of Underwater Options—the Company's equity incentive plans prohibit the Company from buying out underwater stock options from executive officers.

•	Stock Ownership Guidelines—the Company has adopted stock ownership guidelines for the named executive officers and independent directors that are described in more detail below.

•	Clawback Policy—the Company has adopted a clawback policy that is described in more detail below.

•	Independent Compensation Committee—the Company's Compensation Committee is comprised exclusively of independent directors.

•	Independent Consultants—the independent consultants who provided benchmarking data with respect to the named executive officers do not provide services to the Company other than at the direction of the Compensation Committee.

Philosophy and Objectives of the Company's Compensation Programs

The primary objectives of our compensation programs are to:

•	Retain executive talent by offering compensation that is commensurate with pay at other companies of a similar size in similar industries, as adjusted for individual factors, and considering the complexity of the Company's business;

•	Safeguard the interests of the Company and the Company's stockholders;

•	Drive executive performance by having certain components of pay at risk and/or tied to Company and individual goal performance;

•	Be fair to employees, management and stockholders; and

•	Be well communicated and understood by program participants and stockholders.

The Compensation Committee believes that the most effective compensation program is one that provides a reasonable level of fixed income through competitive base salaries, equity grants and retirement benefits as well as additional rewards for achieving performance targets. The Compensation Committee also believes that these rewards should be in the form of both cash and non-cash, and have some component subject to time-based vesting as a retention measure. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to profitability targets. We also include performance-based restricted stock awards with a time-based vesting component as a significant element of prospective executive compensation so that the value of a portion of an executive's compensation is dependent upon both company-wide performance measures and continued employment.

The Company's Decision-Making Process

The Role of the Compensation Committee—The Compensation Committee oversees the compensation and benefit programs for the named executive officers. The Compensation Committee is comprised solely of independent directors of the Board. The Compensation Committee works closely with management to examine the effectiveness of the Company's executive compensation program. Details of the Compensation Committee's authority and responsibilities are specified in the Compensation Committee Charter, which is available at the Company's website, www.ufpt.com/investors/governance.html.

The Role of Management—The Chief Executive Officer also makes recommendations to the Compensation Committee about the compensation of the Company's other named executive officers. The Compensation Committee considers the Chief Executive Officer's recommendations before making a final determination of the compensation programs for the other named executive officers. The Chief Executive Officer and the other named executive officers may not be present during voting or deliberations on his or her compensation.

Use of Compensation Consultants—In 2013, the Compensation Committee engaged Radford, a national compensation consulting firm ("Radford"), to perform an updated comprehensive comparative market study of the compensation programs offered to peer company executives and directors. The Compensation Committee used this information to evaluate and adjust executive and director compensation for fiscal 2018. The competitive assessment done by Radford in 2013 included a survey of the following 16 companies:

• American Pacific • CECO Environmental • Chase Corporation • Core Molding Technologies • Culp • Dynamic Materials	• Hurco Companies • Key Technology • Landec • Material Sciences • Met-Pro	• Omega Flex • Rochester Medical • Synergetics USA • The Eastern Company • Zoltek Companies

In 2018, the Compensation Committee reengaged Radford, to perform a comprehensive comparative market study of the compensation programs offered to peer company chief executives, other executive officers, and directors. The Compensation Committee used this information, strategy and philosophy to evaluate and adjust executive and director compensation for fiscal 2019, as discussed in greater detail under "2018 Compensation Study" below.

Principal Elements of the 2018 Compensation Program

There were five principal elements of compensation for the named executive officers during fiscal 2018:

•	Base salary;

•	Stock grant (Chief Executive Officer only);

•	Performance-based cash incentive bonus;

•	Performance-based long-term incentive in the form of time-based and time- and performance-based vesting restricted stock awards; and

•	Other common perquisites.

Base Salary—The base salaries established by the Compensation Committee for our named executive officers for fiscal 2018 are set forth below.

Named Executive Officer	Annual Base Salary ($)
R. Jeffrey Bailly	$500,000
Ronald J. Lataille	$290,000
Mitchell C. Rock	$265,000

Base salaries were reviewed by the Compensation Committee in light of the market competitive assessment done by Radford in 2013. Base salaries are reviewed by the Compensation Committee annually and, if appropriate, are adjusted.

Stock Grant—For the past several years, including fiscal 2018, the Company has granted to Mr. Bailly, its Chief Executive Officer, an award of Common Stock as a component of his overall compensation. The objective of this equity component is to greater align the Chief Executive Officer's interests with those of the Company's stockholders. The stock is typically issued to the Chief Executive Officer in the last month of the fiscal year, assuming the Chief Executive Officer remains employed by the Company at that time. In 2018, consistent with the terms of his employment agreement, the Chief Executive Officer was granted shares valued at $400,000. See "Employment Contract" below.

Cash Incentive Bonus—In the beginning of each fiscal year, following approval by the Board of Directors of the Company's strategic plan and budget, the Compensation Committee establishes, at its discretion, performance targets for the named executive officers' cash incentive bonus. This performance-based cash bonus is based on the achievement of a combination of financial and individual objectives. Targeted payout levels were expressed as a percentage of base salary and established for each participant. An individual's bonus components were determined by such individual's title and/or role. Typically, the financial performance portion of the bonus fluctuates up and down based upon a degree by which the Company's actual results fall short of or exceed the financial objective.

For 2018, the financial objectives were based upon targeted Adjusted Operating Income of $19,725,000. Adjusted Operating Income is operating income as adjusted to disregard (i) non-recurring restructuring charges related to plant closings and consolidations and (ii) the impact of acquired or disposed of operations during the fiscal year ended December 31, 2018. Actual Adjusted Operating Income was $22,400,075 for 2018, which reflected adjustments for one-time unbudgeted reductions of operating income associated with the plant closure in Georgia and unbudgeted expenses associated with the acquisition of Dielectrics, Inc., on February 1, 2018.

Individual bonus objectives for the named executive officers, other than Mr. Bailly, were designed to reward the achievement of goals related to, among other things, the following: regulatory compliance, improved internal controls, achievement of sales targets from both new and base business, acquisition execution, job costing, continuous improvement initiatives, improved employee engagement, research and development, enhanced manufacturing capabilities, and investor relations. Individual bonus objectives for Mr. Bailly were designed to reward the achievement of goals related to strategic planning, investor relations, acquisitions, and revenue growth.

For 2018, the following cash incentive bonuses were awarded by the Compensation Committee based upon the Company's financial performance as well as the targeted payout levels and individual performance measures for each named executive officer:

R. Jeffrey Bailly—Mr. Bailly's targeted payout level was 83.0% of base salary, or $415,000, with $240,000 tied to the Company's financial performance and $175,000 tied to individual goals. The financial component of the incentive bonus for Mr. Bailly fluctuated by 10% of the amount by which the actual Adjusted Operating Income exceeds the targeted Adjusted Operating Income, with a maximum bonus of $500,000. To the extent that actual Adjusted Operating Income was less than 80% of targeted Adjusted Operating Income, the financial component of Mr. Bailly's incentive bonus would be zero. To the extent that actual Adjusted Operating Income equals or exceeds 80% of targeted Adjusted Operating Income but is less than targeted Adjusted Operating Income, the financial component of Mr. Bailly's incentive bonus was determined as $120,000 (half of the targeted bonus) plus 3.04% of the amount by which actual Adjusted Operating Income exceeded 80% of targeted Adjusted Operating Income. Based upon the Company's financial performance as well as an assessment of his performance for fiscal 2018, Mr. Bailly was awarded a total bonus amount of $659,400.

Ronald J. Lataille—Mr. Lataille's targeted payout level was 40% of base salary, or $116,000. Based upon the Company's financial performance as well as an assessment of his performance for fiscal 2018, Mr. Lataille was awarded a total bonus amount of $147,000.

Mitchell C. Rock—Mr. Rock's targeted payout level was 40% of base salary, or $106,000. Based upon the Company's financial performance as well as an assessment of his performance for fiscal 2018, Mr. Rock was awarded a total bonus amount of $135,000.

Long-term Incentives—It is the philosophy of the Company and the Compensation Committee to provide executives with long-term incentives and, thus, align their financial interests with those of the Company's stockholders. The Company maintains a stock unit award program for the named executive officers under the 2003 Incentive Plan. The stock unit awards represent a right to receive shares of the Company's Common Stock in varying amounts based on the achievement of certain financial performance objectives by the Company and time-based vesting requirements. For 2018, the following stock unit awards were approved by our Compensation Committee for grant to our named executive officers:

	Threshold(1)		Target Adjusted Operating Income of $19,725,000(1)		Exceptional Adjusted Operating Income of $22,683,750(1)
	Number of shares	Grant Date Value	Number of shares	Grant Date Value	Number of shares	Grant Date Value
R. Jeffrey Bailly	5,119	$150,000	2,560	$75,000	2,560	$75,000
Ronald J. Lataille	2,133	$62,500	1,067	$31,250	1,067	$31,250
Mitchell C. Rock	2,133	$62,500	1,067	$31,250	1,067	$31,250

(1)	The "Threshold" stock unit awards were subject to time vesting only. The "Target" and "Exceptional" stock unit awards were also subject to financial performance objectives, established by the Compensation Committee as the achievement of 100% and 115%, respectively, of the Company's targeted Adjusted Operating Income for fiscal 2018 of $19,725,000. Based upon the Company's achievement of $22,400,075 in actual Adjusted Operating Income for its 2018 fiscal year, the Compensation Committee determined that the Target goal had been fully achieved and the Exceptional goal had been partially achieved. Accordingly, each named executive officer earned the number of stock unit awards set forth next to his name in the "Threshold" and "Target" columns above and 90.4% of the stock unit awards set forth next to his name in the "Exceptional" column. One-third of these awards vest on March 1, 2020, one-third of these awards vest on March 1, 2021 and one-third of these awards vest on March 1, 2022, provided that the recipient remains continuously employed by the Company through each such vesting date (except as set forth below). Except in the case of Mr. Bailly, any unvested stock unit awards shall terminate upon the cessation of a recipient's employment with the Company. With respect to Mr. Bailly, in the event of a cessation of employment by the Company without Cause or by Mr. Bailly for Good Reason (as such terms are defined in his employment agreement), all earned but unvested stock unit awards shall become immediately exercisable, regardless of such cessation of employment. In the event of a Change in Control of the Company (as defined in the Company's 2003 Incentive Plan) all earned but unvested stock unit awards held by each of the named executive officers shall become fully vested immediately prior to the effective date of such Change in Control.

Other Practices, Policies & Guidelines

Stock Ownership Guidelines—The Company has adopted stock ownership guidelines for the named executive officers and independent directors. Under our stock ownership guidelines the Board has established a goal that (i) within five years after joining the Board or five years from the date of adoption of the guidelines, whichever is later, each non-employee director beneficially own Company stock valued at three times his or her annual base cash retainer fee, (ii) within five years after being appointed to his or her position or five years from the date of adoption of the guidelines, whichever is later, the Chief Executive Officer beneficially own Company stock valued at three times his or her base salary, and (iii) within five years after being appointed to his or her position or five years from the date of adoption of the guidelines, whichever is later, the other named executive officers beneficially own Company stock valued at one times his or her base salary.

Clawback Policy—The Company has adopted a policy that if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002, the Company's Chief Executive Officer and Chief Financial Officer shall reimburse the Company for any incentive bonus, or other incentive award or any equity award received or for any profit earned from the sale of Company securities, during the twelve-month period following the release of the financial statements to which such misconduct was attributable.

Deferred Compensation Plan—In 2006, the Company implemented the UFP Technologies Executive Nonqualified Excess Plan (the "Deferred Compensation Plan"). Under the Deferred Compensation Plan, named executive officers and other officers and key employees are eligible to defer up to 90% of base salary and 100% of bonus and/or commissions into the plan. Investments of the deferrals are directed by the participants and returns on the deferrals are determined accordingly. Employer contributions into the Deferred Compensation Plan are discretionary and determined by the Compensation Committee. No employer contributions were made in 2018.

Supplemental Disability Insurance—Named executive officers and other officers receive long-term disability insurance coverage to supplement the Company's group long-term disability plan. The objective is to provide executive officers with sufficient coverage to replace a significant portion of their wages in the event of disability. The premiums are paid for by the Company and amounted to approximately $16,711 in the aggregate for all named executive officers in 2018.

Profit Sharing/401(k) Plan—All employees, including named executive officers, who meet certain criteria are eligible to participate in the UFP Technologies, Inc. 401(k) Plan (the "401(k) Plan"). Participants in the 401(k) Plan can defer up to 20% of their gross compensation, subject to IRS limitations, on a pre-tax basis. The Company matches employee deferrals at a discretionary rate, which was 50% of employee deferrals up to a maximum of 2% of an employee's gross wages in 2018. In addition, the Company may make an additional discretionary profit sharing contribution which was approximately 1.3% of gross qualifying wages in 2018. No employee deferrals are required to receive an allocated portion of the profit sharing contribution.

Perquisites—The Company provides welfare benefits to its named executive officers with officer contributions consistent with contributions to other UFP employees. The Chief Executive Officer is also eligible for additional perquisites including club and marina fees, life insurance and Company paid tax preparation fees. These Chief Executive Officer perquisites are offered principally to facilitate the Chief Executive Officer's role as a Company representative within the community, and to entertain customers.

Policy on Equity-Based Award Timing and Pricing

The Company's Board of Directors adopted a policy whereby equity-based awards are only to be granted by majority vote of members of the Compensation Committee at a committee meeting. The Company's 2003 Incentive Plan establishes fair market value as the closing price on the date of grant of any equity security, including stock options, granted pursuant to such plan.

Stockholder Advisory Vote on Executive Compensation

In reviewing our 2018 compensation decisions and policies, we considered the results of our stockholders' advisory vote to approve executive compensation, which was conducted at our 2018 annual meeting of stockholders last June. In the proxy statement provided to stockholders in connection with our 2018 annual meeting, the Company's Board of Directors recommended that stockholders vote in favor of this proposal. The affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the 2018 annual meeting was required for advisory approval of this proposal. Over 70% of such shares were voted to approve, on an advisory basis, our executive compensation. We considered this vote as supportive of our compensation decisions and policies.

2018 Compensation Study

In 2018, the Compensation Committee reengaged Radford to perform a comprehensive comparative market study of the compensation programs of peer company chief executives, other executive officers, and directors. The Compensation Committee used this information, strategy and philosophy for fiscal 2019 and plans to use this information, strategy and philosophy annually thereafter, in view of the Company's performance, to evaluate each component of compensation, including base salaries, incentive bonuses and other stock-based incentives, for its named executive officers and directors.

Radford assessed the Company's pay structure against the following peer group:

• Accuray Inc. • Atrion Corporation • CECO Environmental • Cutera, Inc. • DMC Global, Inc.	• Graham Corporation • Harvard Bioscience, Inc. • Hurco Companies, Inc. • Lantheus Holdings, Inc. • Lydall, Inc.	• Meridian Bioscience, Inc. • OraSure Technologies, Inc. • RTI Surgical, Inc. • SeaSpine Holdings Corporation • Surmodics, Inc.

Based upon the recommendations contained in the Radford report and the Company's philosophy of positioning executive compensation at or about the 50% percentile as compared to its peer group companies, the Compensation Committee has made the following changes to executive compensation for 2019:

•	Increased the base salaries of Messrs. Bailly, Lataille and Rock from $500,000, $290,000 and $265,000 to $580,000, $345,000 and $330,000, respectively; and

•	Adjusted the long-term incentive awards for all executive officers to the 50th percentile, as compared to the peer group , with 50% of such awards being subject to time-based vesting requirements only, 25% being subject to both time-based vesting requirements and the achievement of a "target" financial performance objective and 25% being subject to both time-based vesting requirements and the achievement of an "exceptional" financial performance objective, except that the 2019 awards to Mr. Bailly were allocated one-third each to time based only, target and exceptional awards.

Based upon the recommendations contained in the Radford report, the Board of Directors of the Company has made the following changes to director compensation beginning in June 2019:

•	Increase the annual cash component of Board compensation from $35,000 to $45,000;

•	Increase the annual cash paid to members of the Audit Committee and the Chair of the Audit Committee from $5,000 and $7,500, respectively, to $9,000 and $20,000, respectively;

•	Increase the annual cash paid to members of the Compensation Committee and the Chair of the Compensation Committee from $5,000 and $7,500, respectively to $6,000 and $15,000, respectively;

•	Increase the annual cash paid to the Lead Independent Director from $7,500 to $15,000; and

•	Increase the annual equity award component of Board compensation from $35,000 to $70,000 with half in the form of stock options that would become exercisable on May 31 of the following year and half in the form of stock unit awards that would vest on May 31 of the following year.

EXECUTIVE COMPENSATION

The following tables present information regarding compensation of each of the named executive officers for services rendered in fiscal 2018. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under "Compensation Discussion and Analysis."

SUMMARY COMPENSATION TABLE—2018, 2017

Name and Principal Position	Year	Salary($)(1)	Stock Awards($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total
R. Jeffrey Bailly	2018	$500,000	$692,800	$659,400	$87,901	$1,940,101
President, Chief Executive Officer	2017	$485,000	$645,250	$450,950	$86,968	$1,668,168
Ronald J. Lataille	2018	$290,000	$122,000	$147,000	$22,631	$581,631
Senior Vice President, Treasurer	2017	$280,000	$102,188	$116,000	$22,262	$520,450
and Chief Financial Officer
Mitchell C. Rock	2018	$265,000	$122,000	$135,000	$22,177	$544,177
Senior Vice President of Sales and Marketing	2017	$255,000	$102,188	$103,000	$21,822	$482,010

(1)	On February 19, 2019, the Compensation Committee approved increases in the base salaries of Messrs. Bailly, Lataille and Rock to $580,000, $345,000, and $330,000, respectively, effective January 1, 2019.

(2)	The amounts included in the "Stock Awards" column represent the grant date fair value of stock unit awards granted to the named executive officers. Amounts shown do not reflect compensation actually received by the named executive officer nor do they necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amount shown is the grant date fair value of restricted stock granted to the named executive officer computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation. The assumptions used to calculate the value of restricted stock awards are set forth under Note 1(l)—Share-Based Compensation, to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. In the case of Mr. Bailly, the amounts also include a grant of 12,236 shares of Common Stock issued on December 12, 2018 at the closing price of $32.69 on that date with a grant date fair value of $400,000 and a grant of 14,519 shares of Common Stock issued on December 19, 2017 at the closing price of $27.55 on that date with a grant date fair value of $400,000.

(3)	Represents performance-based incentive bonuses earned in 2017 and 2018 that were paid in March 2018 and 2019, respectively.

(4)	Represents Company payments for (i) club and marina fees and tax preparation services for Mr. Bailly in 2017 and 2018 and (ii) car allowances, supplemental disability premiums and 401(k) contributions for each of the named executive officers in 2017 and 2018 and life insurance premiums paid by the Company for Mr. Bailly in the amount of $54,000 in each of 2017 and 2018.

Employment Contract

On October 8, 2007, the Company entered into an employment agreement with Mr. Bailly, the Company's President and Chief Executive Officer and the Chairman of the Company's Board of Directors. The employment agreement is terminable by either party at any time, as provided below. On March 2, 2011 the Company and Mr. Bailly executed an amendment to the employment agreement. Pursuant to the terms of the amendment, effective January 1, 2012, Mr. Bailly's annual salary increased from not less than $300,000 to not less than $350,000, and the Annual Stock Grant Award (as defined below) changed from 25,000 shares of the Company's Common Stock to $300,000 worth of shares of the Company's Common Stock. On February 18, 2013 the Company and Mr. Bailly executed another amendment to the employment agreement. Pursuant to the terms of the amendment, effective January 1, 2013, Mr. Bailly's annual salary increased from not less than $350,000 to not less than $450,000, and the Annual Stock Grant Award changed from $300,000 worth of shares of the Company's Common Stock to $400,000 worth of shares of the Company's Common Stock. The amendment also eliminated the income tax gross-up on the Annual Stock Grant Award contemplated by the original employment agreement.

As amended, the employment agreement provides that Mr. Bailly will receive a minimum annual salary of $450,000 and consideration for discretionary bonuses. Pursuant to the agreement, Mr. Bailly will receive an annual stock grant award (the "Annual Stock Grant Award") on or about January 1 of each year entitling him to receive on or before December 31 (the "Issue Date") of each year an aggregate of $400,000 worth of shares of the Company's Common Stock, provided that Mr. Bailly remains employed with the Company through the Issue Date of each such year. Annual Stock Grant Awards are to be made under the Company's 2003 Incentive Plan.

Mr. Bailly's employment agreement prohibits him from competing with the Company for a period of eighteen months following the termination of his employment for any reason. The employment agreement provides Mr. Bailly with certain other benefits, including the opportunity to participate in the Company's stock option plans, insurance plans and other employment benefits as may be generally available to senior executives of the Company, as well as for the direct payment or reimbursement of tax preparation fees, a car allowance, certain dues and fees relating to club memberships and other fringe benefits.

Under the terms of his employment agreement, if (i) Mr. Bailly's employment with the Company is terminated by the Company without Cause (as defined in the agreement), (ii) Mr. Bailly terminates his employment with the Company for Good Reason (as defined in the agreement), or (iii) Mr. Bailly voluntarily terminates his employment within six months of a Change in Control (as defined in the agreement) of the Company, then the Company is required to pay Mr. Bailly a lump sum amount equal to three times his average annual compensation for the two years preceding such termination. The employment agreement defines "average annual compensation" as including aggregate base salary, the Annual Stock Grant Award, and bonus compensation earned in such years. However, any termination payment to Mr. Bailly shall be limited to an amount that would not result in the imposition of an excise tax or denial of a tax deduction for the Company under the tax code's golden parachute rules. The agreement also provides that in the event of (i) a Change in Control of the Company or (ii) termination of Mr. Bailly's employment by the Company without Cause, or by Mr. Bailly for Good Reason, then (x) any shares in the Annual Stock Grant Award not issued to Mr. Bailly to which he would otherwise be entitled as of the next Issue Date following such Change in Control or such termination will be immediately issued to him and (y) any of Mr. Bailly's other earned but unvested Stock Rights (as defined in the employment agreement) will immediately vest in full. If Mr. Bailly's employment with the Company is terminated by the Company without Cause, or if Mr. Bailly terminates his employment with the Company for Good Reason, the Company will continue to pay Mr. Bailly's health insurance for up to thirty-six months.

Outstanding Equity Awards at Fiscal 2018 Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
R. Jeffrey Bailly	—	—	—	—	26,687	(4)	$801,497
Ronald J. Lataille	—	—	—	—	11,118	(5)	$333,985
Mitchell C. Rock	—	—	—	—	11,118	(5)	$333,985

(1)	Exercise prices for all options granted to the named executive officers represent the closing price of the Common Stock on the date of grant.

(2)	Represents unvested stock unit awards granted pursuant to the Company's 2003 Incentive Plan.

(3)	The market value of the stock unit awards that have not vested is calculated using the closing price of the Common Stock at the end of the Company's last completed fiscal year. Accordingly, this value was determined based on the closing price of the Common Stock as of December 31, 2018, which was $30.04.

(4)	Includes (i) 7,754 stock unit awards that vested on March 1, 2019, (ii) 8,952 stock unit awards that vest on March 1, 2020, (iii) 6,642 stock unit awards that vest on March 1, 2021 and (iv) 3,333 stock awards that vest on March 1, 2022.

(5)	Includes (i) 3,231 stock unit awards that vested on March 1, 2019, (ii) 3,731 stock unit awards that vest on March 1, 2020, (iii) 2,769 stock unit awards that vest on March 1, 2021 and (iv) 1,387 stock awards that vest on March 1, 2022.

Potential Payments upon Termination or Change of Control and Severance Plans

Mr. Bailly may be entitled to payment upon his termination or upon a change of control of the Company, as described above under "Employment Contract." Under the terms of his employment agreement, if (i) Mr. Bailly's employment with the Company is terminated by the Company without Cause (as defined in the agreement), (ii) Mr. Bailly terminates his employment with the Company for Good Reason (as defined in the agreement), or (iii) Mr. Bailly voluntarily terminates his employment within six months of a Change in Control (as defined in the agreement) of the Company, then the Company is required to pay Mr. Bailly a lump sum amount equal to three times his average annual compensation for the two years preceding such termination. The employment agreement defines "average annual compensation" as including aggregate base salary, the Annual Stock Grant Award, and bonus compensation earned in such years. However, any termination payment to Mr. Bailly shall be limited to an amount that would not result in the imposition of an excise tax or denial of a tax deduction for the Company under the tax code's golden parachute rules. Accordingly, assuming the triggering event occurred on December 31, 2018, Mr. Bailly would have been entitled to receive a lump sum payment of $4,343,025. Additionally, if Mr. Bailly is terminated by the Company without Cause or if he terminates his employment for Good Reason, he is also entitled to extended health insurance benefits for a period of up to thirty-six months. Assuming a December 31, 2018 triggering date, Mr. Bailly would have been entitled to receive health insurance benefits valued at $27,400. The agreement also provides that in the event of (i) a Change in Control of the Company or (ii) termination of Mr. Bailly's employment by the Company without Cause, or by Mr. Bailly for Good Reason, then (x) any shares in the Annual Stock Grant Award not issued to Mr. Bailly to which he would otherwise be entitled as of the next Issue Date following such Change in Control or such termination will be immediately issued to him and (y) any of Mr. Bailly's other earned but unvested Stock Rights (as defined in the employment agreement) will immediately vest in full. Assuming a December 31, 2018 triggering date, Mr. Bailly would have been entitled to receive vested equity valued at $801,497 calculated based on the closing price of the Common Stock as of December 31, 2018, which was $30.04.

In September 1993, the Company adopted a policy that all executive officers of the Company not otherwise a party to an employment agreement with the Company will receive a severance benefit should the employee's employment with the Company be terminated by the Company other than for cause in connection with a change in control of the Company, in the form of a base salary continuation for a period equal to the sum of (i) four months plus (ii) one month for each year of service with the Company up to a maximum of 18 months. Accordingly, assuming termination on December 31, 2018, the named executive officers would have been entitled to the following payments:

Name	Severance Payment ($)
Ronald J. Lataille	$435,000
Mitchell C. Rock	$397,500

Director Compensation—2018

For the fiscal year ended December 31, 2018, non-employee directors received: (i) an annual retainer of $60,000, with a $25,000 cash component and a $35,000 equity component, payable 50% in the form of an unrestricted stock grant and 50% in the form of options, (ii) an annual audit and compensation committee retainer of $5,000 in cash, and an additional $2,500 if the non-employee director served as audit or compensation committee chairman, (iii) reimbursement of expenses for each meeting physically attended, and (iv) an annual lead independent director retainer of $7,500 for the individual serving in that position. Mr. Kozin currently serves as the Lead Independent Director, a position he has held since January 2015. There was no additional compensation paid for serving on the nominating committee.

Under our stock ownership guidelines, the Board has established a goal that, within five years after joining the Board or five years from the date of adoption of the guidelines, whichever is later, each non-employee Board member beneficially own Company stock valued at three times his or her annual base cash retainer fee.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Total ($)
Marc Kozin	37,500	17,500	17,500	72,500
Thomas Oberdorf	30,000	17,500	17,500	65,000
Robert W. Pierce, Jr.	30,000	17,500	17,500	65,000
Lucia Luce Quinn	32,500	17,500	17,500	67,500
Daniel C. Croteau	30,000	17,500	17,500	65,000
Cynthia L. Feldmann	32,500	17,500	17,500	67,500

(1)	On June 6, 2018 the Company granted to each continuing non-employee director who resided on the Board at that date, free of any restrictions, 561 shares of Common Stock with a value equal to approximately $17,500, calculated using the $31.20 closing price of the Common Stock on the date of grant. Amounts reflected in the table represent the grant date fair value of the stock computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation.

(2)	On June 6, 2018 the Company granted to each continuing non-employee director who resided on the Board at that date, 1,724 non-qualified stock options to acquire Common Stock. Each option has a ten-year life with an exercise price of $31.20, the closing price of the Company's Common Stock on the date of grant. Amounts reflected in the table represent the grant date fair value of the stock options computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation.

(3)	Messrs. Kozin, Oberdorf, Pierce and Croteau and Ms. Quinn and Ms. Feldmann had outstanding Option Awards at December 31, 2018 of 22,640, 31,822, 16,233, 7,962, 12,230 and 3,780, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

R. Jeffrey Bailly. In fiscal 2018, we paid Mr. Bailly's brother compensation in the aggregate amount of approximately $157,268, which primarily consisted of salary and of benefits available to all employees, for services rendered to the Company in his capacity as Director, Corporate Estimating.

EQUITY COMPENSATION PLAN INFORMATION

The following table discloses the securities authorized for issuance under the Company's stock incentive plans as of December 31, 2018.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	207,435	$20.46	955,703
Equity compensation plans not approved by security holders	—	—	—
Total	207,435	$20.46	955,703

(1)	Includes the Company's 2003 Incentive Plan and 2009 Non-Employee Director Stock Incentive Plan.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This advisory vote on executive compensation is provided as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. The Company is seeking the approval by its stockholders of a non-binding advisory resolution to approve the compensation of our named executive officers, as disclosed in this proxy statement under the section titled "Executive Officer and Director Compensation" and "Executive Compensation." While this stockholders vote on executive compensation is only an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully above under "Executive Officer and Director Compensation," the primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure as compared to companies of a similar size in the same or similar industries. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to profitability targets. We also include performance-based restricted stock awards with a time-based vesting component as a significant element of prospective executive compensation so that the value of a portion of an executive's compensation is dependent upon both company-wide performance measures and continued employment.

We urge stockholders to read the Executive Officer and Director Compensation, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and the related compensation tables and narrative above which provide detailed information on the compensation of our named executive officers.

In light of the above, the Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Executive Officer and Director Compensation are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company's success. To that end, we will ask our stockholders to vote "FOR" the following resolution at the annual meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Executive Officer and Director Compensation section, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby APPROVED.

Principal Effects of Approval or Non-Approval of the Proposal

The approval of the compensation of the named executive officers, commonly known as a "say-on-pay" resolution, is non-binding on the Board of Directors. As stated above, although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Subject to the Board's review of the results of the stockholders vote with respect to Proposal No. 3, it is the Company's current intention to provide stockholders with an opportunity to approve, on a non-binding advisory basis, the compensation of the named executive officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2020 annual meeting of stockholders.

Vote Required

The non-binding approval of the compensation of the named executive officers by the stockholders requires the approval of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Meeting. Abstentions and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THIS RESOLUTION.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our shareholders to cast a non-binding advisory vote regarding how frequently the Company should seek from its shareholders a non-binding advisory vote (similar to Proposal 2 above) to approve executive compensation. By voting on this frequency proposal, shareholders may indicate whether they would prefer that the advisory vote to approve the compensation of our named executive officers occur every year, every two years or every three years. The Board recommends that such a vote occur every three years, but shareholders are not voting to approve or disapprove the Board's recommendation. Shareholders may also abstain from voting on the proposal.

This frequency vote is required to be offered to our stockholders at least once every six years. Our initial frequency vote occurred in 2013. At that meeting, stockholders voted that say-on-pay votes should occur every year. The Board of Directors took this into consideration and the Company has included a say-on-pay vote at each meeting of stockholders that we have held since 2013.

After consideration of this proposal, the Compensation Committee has recommended to the Board of Directors that future advisory votes to approve executive compensation occurring every three years would be the most appropriate policy for the Company at this time. Therefore, the Board recommends that you vote for future advisory votes to approve executive compensation to occur triennially. In coming to this decision, the Board recognized that our executive compensation programs are designed to promote a long-term alignment of pay and performance over multi-year periods. The Board believes that an advisory vote on a three-year cycle will provide shareholders and advisory firms sufficient time to evaluate the effectiveness of our executive compensation philosophy, policies and practices in the context of our long-term business results.

In addition, the Board believes that an annual vote to approve executive compensation will not allow sufficient time for shareholders to meaningfully evaluate any changes to our executive compensation policies and practices, including changes made in response to the outcome of a prior advisory vote to approve executive compensation. For example, if our evaluation of the executive compensation vote in June 2019 causes us to make changes to our executive compensation program in February 2020 (around the beginning of our fiscal year, when executive compensation decisions are customarily made by our Compensation Committee based on Company and individual performance during the previous fiscal year), those changes may only be in place for a few months before the next vote would take place in June 2020. A triennial vote also provides the Company with additional time to engage with shareholders and meaningfully and thoughtfully respond to shareholders' views.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered the frequency for the advisory vote to approve executive compensation that has been selected by shareholders. However, this advisory vote is not binding on the Company or our Board of Directors. Our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes to approve executive compensation. Because this vote is advisory and not binding on the Company or our Board of Directors, the Board of Directors may decide that it is in the best interests of the Company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option considered approved by our shareholders. After consideration of the advisory votes, if the Company determines that a three-year frequency is appropriate, then the next executive compensation advisory vote will occur in 2022.

Vote Required

The non-binding advisory vote regarding how frequently the Company should seek from its shareholders a non-binding advisory vote to approve executive compensation requires the approval of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Meeting. Abstentions and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" CONDUCTING FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP ("Grant Thornton") as the Company's independent registered public accounting firm for the year ending December 31, 2019, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the Audit Committee Charter, require the Audit Committee to engage, retain, and supervise the Company's independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Grant Thornton for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Grant Thornton, the Audit Committee will review the Company's relationship with Grant Thornton and take such action as it deems appropriate, which may include continuing to retain Grant Thornton as the Company's independent registered public accounting firm.

Vote Required

The affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Meeting is required to ratify the appointment of Grant Thornton. Abstentions will not be treated as votes cast for this purpose and will not affect the outcome of the vote. Please see Voting Procedure section below, with respect to broker non-votes on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON.

Independent Registered Public Accounting Firm

The Audit Committee has appointed Grant Thornton LLP to be the Company's independent registered public accounting firm and to audit the consolidated financial statements of the Company for the year ending December 31, 2019. The Company is advised that no member of Grant Thornton has any direct financial interest or material indirect financial interest in the Company or has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee since such date. Grant Thornton also served as our independent registered public accounting firm during 2018 and 2017.

A representative of Grant Thornton is expected to be present at the Meeting and will be given the opportunity to make a statement if so desired. The representative will be available to respond to appropriate questions.

Audit Fees. The Company incurred an aggregate of approximately $463,594 in fees for audit services from Grant Thornton in the fiscal year ended December 31, 2018 and an aggregate of approximately $342,714 in fees for audit services from Grant Thornton in the fiscal year ended December 31, 2017. Audit fees include fees and expenses for professional services rendered in connection with the audit of the Company's annual financial statements, the audit of the Company's internal control over financial reporting, reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during those years and fees for services related to the Company's registration statements, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. The Company incurred no audit-related fees in the fiscal years ended December 31, 2018 and 2017 from Grant Thornton.

Tax Fees. The Company incurred no tax fees for the fiscal years ended December 31, 2018 and 2017, respectively, from Grant Thornton.

All Other Fees. The Company incurred no other fees for the fiscal years ended December 31, 2018 and 2017, respectively, from Grant Thornton.

The Audit Committee has considered whether the provision of non-audit services by Grant Thornton is compatible with maintaining Grant Thornton's independence, and believes that the provision of such services is compatible.

Audit Committee Policy on Pre-Approval of Services of Independent Registered Public Accounting Firm

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by Grant Thornton. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

Voting Procedures

The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. An automated system tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

A quorum, consisting of a majority of shares of all stock issued, outstanding and entitled to vote at the Meeting, will be required to be present in person or by proxy for consideration of the proposals at the Meeting. However, if a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Meeting, whether or not a quorum is present. Votes withheld, abstentions and broker "non-votes" are included in the number of shares present or represented for purposes of quorum, but are disregarded for purposes of determining whether any of the proposals have been approved.

Banks, brokers, or other holders of record may vote shares held for a customer in street name on matters that are considered to be "routine" even if they have not received instructions from their customer. A broker "non-vote" occurs when a bank, broker, or other holder of record has not received voting instructions from a customer and cannot vote the customer's shares because the matter is not considered routine.

One of the proposals before the Meeting is deemed a "routine" matter, namely the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for fiscal 2019 (Proposal No. 4), which means that, if your shares are held in street name, your bank, broker, or other nominee can vote your shares on that proposal if you do not provide timely instructions for voting your shares. The election of directors (Proposal No. 1), the non-binding advisory vote to approve executive compensation (Proposal No. 2), and the non-binding advisory vote to approve the frequency of votes to approve executive compensation (Proposal No. 3) are not considered "routine" matters. As a result, if you do not instruct your bank, broker or nominee how to vote with respect to those matters, your bank, broker or nominee may not vote on those proposals and a broker "non-vote" will occur. Therefore, we urge you to give voting instructions to your bank, broker or nominee on all FOUR voting items.

The persons named as the proxies, R. Jeffrey Bailly, Christopher P. Litterio and Ronald J. Lataille, were selected by the Board of Directors. We do not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes us to vote, or otherwise act in accordance with the best judgment and discretion of the persons named as proxies below.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10 percent of the Company's Common Stock to file initial reports of their ownership and changes in ownership of the Company's Common Stock with the SEC. Based solely on the Company's review of the copies of such reports it has received and written representations from certain reporting persons, with respect to the fiscal year ended December 31, 2018, the Company believes that each person who was required to file such reports complied with the applicable filing requirements.

Other Proposed Action

The Board of Directors knows of no matters that may come before the Meeting other than those discussed above. However, if any other matters should properly be presented to the Meeting, the persons named as proxies shall have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment and applicable laws and regulations.

Stockholder Communications

Stockholders may contact the Board of Directors of the Company by writing to them c/o Investor Relations, UFP Technologies, Inc., 100 Hale Street, Newburyport, Massachusetts 01950-3504. In general, any stockholder communication directed to the Board or a committee thereof will be delivered to the Board or the appropriate committee. However, the Company reserves the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

Stockholder Proposals and Nominations for Director

Stockholder proposals for inclusion in the Company's proxy materials for the 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 must be received by the Company no later than December 27, 2019. These proposals must also meet the other requirements of the rules of the Securities and Exchange Commission and the Company's Bylaws.

The Company's Bylaws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at the Company's 2020 Annual Meeting without inclusion in the Company's proxy statement for that meeting. Written notice of such stockholder proposals and director nominations for the Company's Annual Meeting of Stockholders in 2020 must be received by the Company's Board of Directors, c/o Secretary, UFP Technologies, Inc., 100 Hale Street, Newburyport, Massachusetts 01950-3504, not later than March 6, 2020 and must not have been received earlier than February 6, 2020 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for stockholder action. If a stockholder who wishes to present such a proposal fails to notify the Company within this time frame, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

Pursuant to the Company's Bylaws, the notice must set forth: (a) for each nominee (i) information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, and (ii) written consent to be named in the proxy statement and serve as director if so elected; (b) a brief description of any proposed business including (i) the text of such proposal and any accompanying resolutions, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest held by the proposing stockholder or any beneficial owner on whose behalf the proposal is made; and (c) proposing stockholder and/or beneficial owner information including, (i) name and address, (ii) the class and number of shares of capital stock held, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal with any of their affiliates or associates, and any others acting in concert with the foregoing, (iv) a description of any agreement, arrangement or understanding with respect to shares of the Company's stock entered into by the date of such notice for the purposes of loss mitigation, risk management or derivation of benefit from share price changes and/or redistribution of voting power, (v) a representation that such stockholder is the holder of record, is entitled to vote, and intends to appear in person or by proxy and propose such business or nomination, (vi) a representation of intention to either deliver proxy statements to holders of the necessary percentage of shares or to solicit proxies in support of the proposal, and (vii) any other information relating to such stockholder and/or beneficial owner required to be disclosed in filings made in connection with solicitation of proxies pursuant to the Securities Exchange Act of 1934. The stockholder can alternatively satisfy the notice requirement by submitting proposals in compliance with Securities and Exchange Commission requirements and inclusion of such proposal within a proxy statement prepared by the Company. Compliance with the Company's Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business to the annual meeting (other than matters properly brought in compliance with the rules of the Securities Exchange Act of 1934).

Incorporation By Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the section of the Proxy Statement entitled "Report of the Audit Committee" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the Securities and Exchange Commission, this Proxy Statement and the Proxy Card are available to stockholders without charge at the Company's website, www.ufpt.com/investors/filings.html, and upon written request addressed to Investor Relations, UFP Technologies, Inc. at 100 Hale Street, Newburyport, Massachusetts 01950-3504.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

UFP TECHNOLOGIES™

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. ELECTION OF DIRECTORS

Nominees

01) Thomas Oberdorf 02) Lucia Luce Quinn

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. A non-binding advisory resolution to approve our executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
3. A non-binding advisory resolution regarding the frequency of holding an advisory vote on our executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000422571_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at https://materials.proxyvote.com/902673.

UFP TECHNOLOGIES, INC.
Annual Meeting of Stockholders
June 5, 2019, 10:00 AM ET
100 Hale Street, Newburyport MA 01950-3504

The undersigned hereby appoints R. Jeffrey Bailly, Ronald J. Lataille, and Christopher P. Litterio, and each of them, acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the 2019 Annual Meeting of Stockholders of UFP Technologies, Inc. to be held on Wednesday, June 5, 2019 at 10:00 a.m. ET, at the company's Principal Executive Offices, and at any adjournment or adjournments thereof, with all power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of and Proxy Statement for the Annual Meeting in accordance with the instructions and with discretionary authority upon such other matters as may come before the Annual Meeting. All previous proxies are hereby revoked.

This Proxy is solicited on behalf of the Board of Directors as listed herein. It will be voted as directed by the undersigned and if no direction is indicated, it will be voted "FOR" proposal 4, and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting.

Address change/comments:

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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